Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333-191294) and Forms S-8 (Nos. 333-180769, 333-188915, and 333-213158) of Forum Energy Technologies, Inc. of our report dated February 26, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments in Notes 3,4,7, and 15 as to which the date is August 23, 2016, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
August 23, 2016